Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KARYOPHARM THERAPEUTICS INC.

Pursuant to Section 242

of the General Corporation Law of

the State of Delaware

Karyopharm Therapeutics Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

The Board of Directors of the Corporation has duly adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable.  The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.  The resolution setting forth the amendment is as follows:

RESOLVED:  That, immediately following the first paragraph of Article IV of the Fifth Amended and Restated Certificate of Incorporation of the Corporation, the following be inserted:

Effective upon the filing of this Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time, if any, are reclassified into a smaller number of shares such that each 1.1-to-5 shares of issued Common Stock immediately prior to the Effective Time is reclassified into one share of Common Stock, the exact ratio within the 1.1-to-5 range to be determined by the board of directors of the Corporation or a committee thereof prior to the Effective Time and set forth by the Corporation in a written notice to be mailed immediately following the Effective Time to the holders of shares of Common Stock that were issued and outstanding immediately prior to the Effective Time. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the fair market value of the Common Stock as determined by the board of directors of the Corporation immediately following the Effective Time.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.

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2

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Senior Vice President, Secretary and Treasurer this 25th day of October 2013.

KARYOPHARM THERAPEUTICS INC.

By:	/s/ Paul Brannelly
	Name:	Paul Brannelly
	Title:	Senior Vice President,
Secretary and Treasurer

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
KARYOPHARM THERAPEUTICS INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Karyopharm Therapeutics Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST:  That the name of this corporation is Karyopharm Therapeutics Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on December 22, 2008 under the name Karyopharm Therapeutics Inc.

SECOND:  That the Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Fourth Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor.

THIRD:  That in lieu of a meeting of stockholders, consents in writing have been signed by holders of outstanding stock having not less than the minimum number of votes that are necessary to consent to this amendment and restatement, and, if required, prompt notice of such action shall be given in accordance with the provisions of Section 228 of the General Corporation Law.

FOURTH:  This Fifth Amended and Restated Certificate of Incorporation (as may from time to time be amended, the “Certificate of Incorporation”) restates and integrates and amends the Fourth Amended and Restated Certificate of Incorporation of Karyopharm Therapeutics Inc. and the text of this corporation’s Fourth Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety, effective as of the filing of this Fifth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Date”), as follows:

ARTICLE I

The name of this corporation is Karyopharm Therapeutics Inc.

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle.  The name of the corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A.                                    Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock.  The total number of shares that this corporation is authorized to issue is 146,587,067 shares.  The total number of shares of common stock authorized to be issued is 83,500,000, par value $0.0001 per share (the “Common Stock”).  The total number of shares of preferred stock authorized to be issued is 63,087,067, par value $0.0001 per share (the “Preferred Stock”), of which 20,937,500 shares are designated as “Series A Preferred Stock”, 6,100,000 shares are designated as “Series A-2 Preferred Stock”, 1,764,706 shares are designated as “Series A-3 Preferred Stock”, 1,538,461 shares are designated as “Series A-4 Preferred Stock”, 10,000 shares are designated as “Special Participation Stock”, 24,100,000 shares are designated as “Series B Preferred Stock”, and 8,636,400 shares are designated as “Series B-1 Preferred Stock”.  The Series A Preferred Stock, the Series A-2 Preferred Stock, the Series A-3 Preferred Stock, the Series A-4 Preferred Stock, the Series B Preferred Stock, and the Series B-1 Preferred Stock are collectively referred to herein as the “Convertible Preferred Stock”.

B.                                    Rights, Preferences and Restrictions of Preferred Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).  Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article IV refer to sections and subsections of Part B of this Article IV.

1.                                      Dividend Provisions.

(a)                                 The holders of shares of Convertible Preferred Stock shall be entitled to receive dividends in any fiscal year, when, as and if declared by the Board of Directors of this corporation (the “Board of Directors”), out of any assets at the time legally available therefor.

(b)                                 This corporation shall not declare or pay any dividends on shares of any other class or series of capital stock of this corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) until each of the holders of shares of

Convertible Preferred Stock then outstanding shall have first received, or simultaneously received, or there shall have been declared and set aside for payment, a cash dividend on each outstanding share of each series of Convertible Preferred Stock in an amount equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, the product of (X) the per share amount, if any, of the dividends to be declared, paid or set aside for the Common Stock or any such class or series that is convertible into Common Stock, determined as if all shares of such class or series had been converted into Common Stock, multiplied by (Y) the number of whole shares of Common Stock into which such share of Convertible Preferred Stock is then convertible, or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Convertible Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the applicable Original Issue Price (as defined below); provided that, if this corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of this corporation, the dividend payable to the holders of Convertible Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Convertible Preferred Stock dividend; provided that the foregoing restriction shall not apply to any stock dividend declared to effect a stock split or recapitalization.

2.                                      Liquidation Preference.

(a)                                 In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of Convertible Preferred Stock shall be entitled to receive, on a pari passu basis and prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of Special Participation Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the sum of the applicable Original Issue Price (as defined below) for such series of Convertible Preferred Stock, plus any declared but unpaid dividends on such share, or (ii) such amount per share as would have been payable had such share been converted into Common Stock pursuant to Section 3 immediately prior to such Liquidation Event.  If, upon the occurrence of a Liquidation Event, the Proceeds to be thus distributed among the holders of the Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Convertible Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a).  As used herein, (A) “Series A Original Issue Price” shall mean $1.00 per share for each share of the Series A Preferred Stock, (B) “Series A-2 Original Issue Price” shall mean $1.15 per share for each share of Series A-2 Preferred Stock, (C) “Series A-3 Original Issue Price” shall mean $1.70 per share for each share of Series A-3 Preferred Stock, (D) “Series A-4 Original Issue Price” shall mean $1.30 per share for each share of Series A-4 Preferred Stock, (E) “Series B Original Issue Price” shall mean $2.00 per share for each share of Series B Preferred Stock, and (F) “Series B-1 Original Issue Price” shall mean $2.20 per share for each share of Series B-1 Preferred Stock, in each case, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Convertible Preferred Stock.  The Series A Original Issue Price, the Series A-2 Original Issue Price, the Series A-3 Original Issue Price, the Series A-4 Original Issue Price, the

Series B Original Issue Price, and the Series B-1 Original Issue Price are collectively referred to herein as the “applicable Original Issue Price”, as the case may be.

(b)                                 In the event of a Liquidation Event in which the Proceeds payable to the holders of Series A Preferred Stock or Series A-2 Preferred Stock is determined pursuant to subparagraph (a)(ii) above, if there are shares of Special Participation Stock outstanding at such time, then the holders of such Special Participation Stock shall be entitled to receive, on a parity with the holders of Convertible Preferred Stock and prior and in preference to any distribution of Proceeds to the holders of Common Stock, an amount, in the aggregate, equal to fifteen percent (15%) of the Exit Profit (as defined herein) received by Chione Ltd. and its affiliates and transferees (collectively, “Chione”) in respect of the Series A Preferred Stock or Series A-2 Preferred Stock, as applicable, then held by Chione, which amount, if any, shall be distributed among the holders of Special Participation Stock pro rata based on the number of shares of Special Participation Stock then outstanding.  For purposes of this section, “Exit Profit” shall mean the amount by which the Proceeds received by Chione in respect of the Series A Preferred Stock or Series A-2 Preferred Stock, as applicable, then held by Chione pursuant to such Liquidation Event exceeds an amount equal to the product of (i) the total original purchase price paid by Chione for the shares of Series A Preferred Stock or Series A-2 Preferred Stock, as applicable, then owned by Chione, multiplied by (ii) the Multiplier (as defined herein).  The “Multiplier” will be determined as follows:

Date of Liquidation Event	Multiplier

On or before December 31, 2013	7x

During 2014	7.5x

After 2014	8x

The amount of the Exit Profit to which the holders of Special Participation Stock, if any, shall be entitled hereunder shall be deducted entirely from the Proceeds that would otherwise be payable to Chione in respect of the Series A Preferred Stock or Series A-2 Preferred Stock, as applicable, then held by Chione pursuant to subparagraph 2(a). This subsection 2(b) shall terminate immediately prior to the closing of a Qualified Public Offering (as defined below).

(c)                                  Upon completion of the distribution required by subsections (a) and (b) of this Section 2, all of the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each such holder.

(d)                                 (i) Each of the following events shall be considered a “Liquidation Event” unless the holders of at least (x) sixty-seven percent (67%) of the outstanding shares of Convertible Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) and (y) a majority of the outstanding shares of Common Stock (voting separately from the Convertible Preferred Stock) elect otherwise by vote or written consent: (A) a merger or consolidation in which (i) this corporation is a constituent party or (ii) a subsidiary of this corporation is a constituent party and this corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving this corporation or a subsidiary of this corporation in which the shares of capital stock of this corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (B) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by this corporation or any subsidiary of this corporation of all or substantially all the assets of this corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of this corporation if substantially all of the assets of this corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of this corporation.

(ii)                                  In any Liquidation Event, if Proceeds received by this corporation or its stockholders is other than cash, its value will be deemed its fair market value.  Any securities shall be valued as follows:

(A)                               Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1)                                 If traded on a securities exchange or through the Nasdaq Global Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2)                                 If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3)                                 If there is no active public market, the value shall be the fair market value thereof, as mutually determined in good faith by the Board of Directors of this corporation and the holders of at least sixty-seven percent (67%) of the voting power of all then-outstanding shares of Convertible Preferred Stock.

(B)                               The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined in good faith by the Board of Directors of this corporation and the holders of at least sixty-seven percent (67%) of the voting power of all then-outstanding shares of Convertible Preferred Stock.

(iii)                               This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier (if both are applicable), and shall also notify such holders in writing of the final approval of such transaction by the stockholders of this corporation.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes to such terms and conditions.  The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law, such periods may be shortened or waived upon the written consent of the holders of Convertible Preferred Stock that represent at least sixty-seven percent (67%) of the voting power of all then-outstanding shares of Convertible Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(iv)                              In the event that in connection with any Liquidation Event pursuant to Subsection 2(d)(i)(A)(i) above, any portion of the consideration payable to the stockholders of this corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the agreement pursuant to which such Liquidation Event is consummated shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of this corporation in accordance with Sections 2(a) — (c)  above as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (b) any Additional Consideration which becomes payable to the stockholders of this corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of this corporation in accordance with Sections 2(a) — (c)  above after taking into account the previous payment of the Initial Consideration as part of the same transaction.  For the purposes of this Subsection 2(d)(iv), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation Event shall be deemed to be Additional Consideration.

3.                                      Conversion.  The holders of Convertible Preferred Stock (which, for the avoidance of doubt, excludes the holders of Special Participation Stock, which shall not be convertible into any other capital stock of the corporation except as set forth in subsection 3(l)) shall have conversion rights as follows (the “Conversion Rights”):

(a)                                 Right to Convert.  Each share of Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this corporation or any transfer agent for such stock, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series (the conversion rate for a series of Convertible Preferred Stock into Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion.  The initial “Conversion Price” per share for each series of Convertible Preferred Stock shall be the Original Issue Price applicable to such series; provided, however, that the Conversion Price for such series of Convertible Preferred Stock shall be subject to adjustment as set forth in subsection 3(d).

(b)                                 Automatic Conversion.  Each share of Convertible Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate then in effect for such series of Convertible Preferred Stock immediately upon the earlier of: (i) this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, the public offering price of which was not less than $4.40 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) (the “Minimum Trigger Price”) and resulting in at least $30,000,000 in aggregate proceeds to this corporation before deduction of underwriters’ commissions and expenses (a “Qualified Public Offering”); provided that if the Qualified Public Offering occurs on or after October 15, 2015, the Minimum Trigger Price shall be increased to $8.00 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) or (ii) the date specified by written consent or agreement of the holders of at least sixty-seven percent (67%) of the voting power of the then outstanding shares of Convertible Preferred Stock.

(c)                   Mechanics of Conversion.  Before any holder of Convertible Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Convertible Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Convertible Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Convertible Preferred Stock shall not be deemed to have converted such Convertible Preferred Stock until immediately prior to the closing of such sale of securities.  If the conversion is in connection with automatic conversion provisions of subsection 3(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent or agreement approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d)                                 Conversion Price Adjustments of Convertible Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.  The applicable Conversion Price of the Convertible Preferred Stock shall be subject to adjustment from time to time as follows:

(i)                                     (A) If this corporation shall issue, on or after the Effective Date, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Convertible Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the applicable Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that would have been issued if such Additional Stock had been issued at a price per share equal to such Conversion Price (determined by dividing the aggregate consideration received by this corporation in respect of such issuance by such Conversion Price); and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock.  As used herein, the term “Common Stock Outstanding” shall mean the following:  (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Convertible Preferred Stock, (3) Common Stock issuable upon exercise of rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities (as defined below) (“Options”) and (4) Common Stock issuable upon exercise or conversion of any securities or evidence of indebtedness directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options (including the Convertible Preferred Stock, “Convertible Securities”).  Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(B)                               No adjustment of the applicable Conversion Price for any series of Convertible Preferred Stock shall be made in an amount less than one cent per share; provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment.  Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 3(d)(i) shall have the effect of increasing such Conversion Price above the corresponding applicable Conversion Price in effect immediately prior to such adjustment.

(C)                               In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)                               In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E)                                In the case of the issuance of Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities (as defined below)), the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1)                                 The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments or similar provisions) of such Option shall be deemed to have been issued at the time such Option was issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(d)(i)(C) and 3(d)(i)(D)), if any, received by this corporation upon the issuance of such Option plus the minimum exercise price provided in such Option (without taking into account potential antidilution adjustments or similar provisions) for the Common Stock covered thereby.

(2)                                 The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments or similar provisions) for, any such Convertible Security shall be deemed to have been issued at the time such Convertible Security was issued and for a consideration equal to the consideration, if any, received by this corporation for any such Convertible Security (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments or similar provisions) upon the conversion or exchange of such Convertible Security (the consideration in each case to be determined in the manner provided in subsections 3(d)(i)(C) and 3(d)(i)(D)).

(3)                                 In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise, conversion or exchange of such Option or Convertible Security, the applicable Conversion Price of each series of Convertible Preferred Stock, to the extent in any way affected by or computed using such Option or Convertible Security, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise, conversion or exchange of any such Option or Convertible Security.

(4)                                 Upon the expiration of any such Option or Convertible Security or the termination of any rights to exercise, convert or exchange such Option or Convertible Security, the applicable Conversion Price of each series of Convertible Preferred Stock, to the extent in any way affected by or computed using such Option or Convertible Security, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Options or Convertible Securities that remain in effect) actually issued upon the exercise, conversion or exchange of such Option or Convertible Security.

(5)                                 The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 3(d)(i)(E)(1)

and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(d)(i)(E)(3) or (4).

(ii)                                  “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(d)(i)(E)) by this corporation after the Effective Date other than the following (collectively, “Exempted Securities”):

(A)                               shares of Common Stock (or options to purchase or rights to subscribe for such Common Stock) issuable or issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board of Directors (including a majority of the Preferred Directors (as defined below));

(B)                               shares of Common Stock issued pursuant to a Qualified Public Offering;

(C)                               shares of Common Stock issuable or issued in connection with a bona fide business acquisition of or by this corporation, whether by merger, consolidation, sale or purchase of assets, sale or exchange of stock or otherwise, approved by the Board of Directors (including a majority of the Preferred Directors);

(D)                               shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(E)                                shares of Common Stock issuable or issued to suppliers, third party service providers or strategic partners of this corporation, provided such issuances are for other than primarily equity financing purposes, in connection with a transaction approved by the Board of Directors (including a majority of the Preferred Directors);

(F)                                 shares of Common Stock issuable or issued to lessors or financial institutions in connection with commercial credit arrangements, equipment financings, commercial property lease transactions, or similar transactions approved by the Board of Directors (including a majority of the Preferred Directors);

(G)                               shares of Common Stock issuable or issued in any other transaction in which exclusion from the provisions of subsection 3(d) is approved by the holders of a majority of the voting power of the then outstanding shares of those series of Convertible Preferred Stock with a Conversion Price (on the date that such shares of Common Stock are issued or deemed issued) greater than the per share consideration for which such Common Stock is issued or deemed issued (such series voting together as a single class on an as converted basis); and

(H)                              shares of Series B Preferred Stock issuable or issued pursuant to the Series B Preferred Stock Purchase Agreement, dated April 17, 2013, by and among this corporation and the parties thereto (as amended and/or restated from time to time, the “Series B Purchase Agreement”); or

(I)                                   shares of Common Stock issuable or issued upon the conversion of shares of Convertible Preferred Stock and/or Special Participation Stock.

(iii)                               In the event this corporation should at any time or from time to time after the Effective Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable on conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the applicable Conversion Price of each series of Convertible Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of each share of such series of Convertible Preferred Stock shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents, with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 3(d)(i)(E).

(iv)                              If the number of shares of Common Stock outstanding at any time after the Effective Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the applicable Conversion Price of each series of Convertible Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series of Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(e)                                  Other Distributions.  In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d)(iii), then, in each such case for the purpose of this subsection 3(e), the holders of shares of the Convertible Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f)                                   Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or in Section 2), provision shall be made so that the holders of shares of the Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Convertible Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Convertible Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the applicable Conversion

Price then in effect and the number of shares purchasable upon conversion of the applicable series of Convertible Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(g)                                  No Fractional Shares and Certificate as to Adjustments.

(i)                                     No fractional shares shall be issued upon the conversion of any share or shares of the Convertible Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders shall be rounded down to the nearest whole share and this corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the aggregate number of shares of each series of Convertible Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(ii)                                  Upon the occurrence of each adjustment or readjustment of any Conversion Price applicable to any series of Convertible Preferred Stock pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such affected series of Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  This corporation shall, upon the written request at any time of any holder of Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price for such series of Convertible Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of such series of Convertible Preferred Stock.

(h)                                 Notices of Record Date.  In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this corporation shall mail to each holder of Preferred Stock entitled to such dividend or distribution, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(i)                                     Reservation of Stock Issuable Upon Conversion.  This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock (including the Special Participation Stock), such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holders of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

(j)                                    Notices.  Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

(k)                                 Waiver of Adjustment to Conversion Price.  Notwithstanding anything herein to the contrary, any downward adjustment of any Conversion Price of any series of Convertible Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of (i) in the case of each series of Convertible Preferred Stock other than the Series B Preferred Stock, a majority of the voting power of the outstanding shares of such series of Convertible Preferred Stock and (ii) in the case of the Series B Preferred Stock, at least sixty-seven percent (67%) of the voting power of the outstanding shares of Series B Preferred Stock.  Any such waiver shall bind all holders of shares of such series of Convertible Preferred Stock.

(l)                                     Special Participation Stock.  Each share of Special Participation Stock shall automatically be converted into shares of Common Stock at a conversion rate of four (4) shares of Common Stock for each share of Special Participation Stock immediately upon the earlier of: (i) the closing of a Qualified Public Offering or (ii) the date specified by written consent or agreement of the holders of a majority of the voting power of then outstanding shares of Special Participation Stock, voting separately as a series.  If the conversion is in connection with automatic conversion provisions of clause (ii), such conversion shall be deemed to have been made on the conversion date described in the stockholder consent or agreement approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(m)                             Special Mandatory Conversion.

(i)                                     Capitalized terms used within this Section 3(m) but not defined elsewhere within this Certificate of Incorporation shall have the meanings ascribed to them in the Series B Purchase Agreement.

(ii)                                  In the event that any Investor fails to purchase all of the shares of Series B Preferred Stock required to be purchased by such Investor at any of the Annual Closings, the Berman Trust Closing, or the Delphi Closing (each as defined in the Series B Purchase Agreement and collectively, the “Mandatory Closings”) as required by the Series B Purchase Agreement (in any case, a “Defaulting Investor”), and such failure continues until 5:00 p.m., Eastern time, on the date that is fifteen (15) days after the date this corporation is deemed to have provided notice of such failure to such Defaulting Investor pursuant to Section 6.6 of the Series B Purchase Agreement (such date and time, the “Effective Time”), then all shares of Series B Preferred Stock ever issued by this corporation to the Defaulting Investor (including any shares then held by any transferee of such shares) (collectively, the “Default Shares”) shall automatically, and without any further action on the part of the Defaulting Investor (or other holder of the Default Shares, if not held by the Defaulting Investor), be converted into shares of Common

Stock at a conversion rate of one (1) share of Common Stock for each three (3) shares of Series B Preferred Stock, effective as of the Effective Time with respect to the date the applicable Mandatory Closing was consummated or was required to be consummated.  For purposes of determining the number of shares of Series B Preferred Stock any Investor has purchased in a particular Mandatory Closing, all shares of Series B Preferred Stock purchased by affiliates of such Investor shall be aggregated with the shares of Series B Preferred Stock purchased by such Investor (provided that no shares shall be attributed to more than one entity or person within any such group of affiliated entities or persons).  Each conversion referred to in this Section 3(m)(ii) is referred to as a “Special Mandatory Conversion”.

(iii)                               Upon each Special Mandatory Conversion, the Default Shares held by each Defaulting Investor (or other holder of the Default Shares, if not held by the Defaulting Investor) shall be converted automatically as described in Section 3(m)(ii) above without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to this corporation or its transfer agent; provided, however, that this corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such Default Shares are either delivered to this corporation or its transfer agent as provided below, or the holder notifies this corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to this corporation to indemnify this corporation from any loss incurred by it in connection with such certificates.  Upon the occurrence of such Special Mandatory Conversion, the holders of Default Shares shall surrender the certificates representing such shares at the office of this corporation or its transfer agent.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock to which such holder is entitled pursuant to the Special Mandatory Conversion, and any cash as provided in Section 3(g) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the Default Shares converted shall be paid.  All rights with respect to the Default Shares converted pursuant to the Special Mandatory Conversion, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor (or lost certificate affidavit and agreement), to receive the items provided for in the preceding sentence.

(n)                                 Mandatory Reverse Stock Split.

(i)                                     Capitalized terms used within this Section 3(n) but not defined elsewhere within this Certificate of Incorporation shall have the meanings ascribed to them in the Series B Purchase Agreement.

(ii)                                  In the event that any Investor fails to purchase all of the shares of Series B Preferred Stock required to be purchased by such Investor at any of the Mandatory Closings applicable to such Investor pursuant to the Series B Purchase Agreement, and such failure continues until the applicable Effective Time, then, to the extent such Investor’s shares of Series B Preferred Stock have been previously converted into shares of Common Stock (such shares of Common Stock, the “Converted Common Stock”), and effective as of the applicable Effective Time with respect to the date such Mandatory Closing was consummated or was required to be consummated pursuant to the Series B Purchase Agreement, a one (1) for three (3) reverse stock split (the “Reverse Stock Split”) of the Converted Common Stock then held by such Investor or any transferee of such Converted Common Stock shall become effective, pursuant to which each three (3) shares of Converted Common Stock, outstanding and held of record by such Investor or any transferee of such Converted Common Stock immediately prior to the applicable Effective Time, shall be reclassified and combined into one share of Common Stock automatically and without any action by the Investor or any transferee of such Converted Common Stock upon the applicable Effective Time, and shall represent one (1) share of Common Stock from and after the applicable Effective Time.  No fractional shares shall be issued as a result of such Reverse Stock Split and the aggregate number of shares of Common Stock to be issued to any Investor or any transferee of such Converted Common Stock shall be rounded down to the nearest whole share and this corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined.

(iii)                               Each stock certificate representing a number of shares of Converted Common Stock that was issued prior to the applicable Effective Time shall, after such Effective Time, automatically and without the necessity of presenting the same for exchange, be deemed to represent the number of shares of Common Stock resulting from the application of the Reverse Stock Split effected pursuant to the paragraph above, and the holders of record thereof shall be entitled to receive, upon surrender of such certificate to this corporation, a new certificate evidencing and representing the applicable number of shares of Common Stock resulting from such reclassification and change from the Reverse Stock Split.

4.                                      Voting Rights.

(a)                                 General Voting Rights.  The holder of each share of Convertible Preferred Stock shall have the right to one vote for each share of Common Stock into which such Convertible Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and except as provided in subsection 4(b) below with respect to the election of directors by the separate class vote of the holders of Common Stock, shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any question upon which holders of Common Stock have the right to vote.  Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares of Common Stock into which shares of Convertible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).  Except as provided by law, the holders of shares of Special Participation Stock shall not be entitled to vote on any matter and the Special Participation Stock shall not be “voting Preferred Stock” for purposes of this Certificate of Incorporation.

(b)                                 Voting for the Election of Directors.  The number of directors that shall constitute the whole Board shall be not more than eight (8).  So long as at least 7,200,552 shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such shares) of Series A Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock remain outstanding, the holders of such shares of Series A Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock, voting together as a separate class, shall be entitled to elect two (2) directors (the “Series A Directors”) of this corporation at any election of directors.  So long as at least 2,000,000 shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such shares) of Series B Preferred Stock remain outstanding, the holders of such shares of Series B Preferred Stock, voting together as a separate class, shall be entitled to elect one (1) director (the “Series B Director”, and together with the Series A Directors, the “Preferred Directors”) of this corporation at any election of directors.  The holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) directors (the “Common Directors”) of this corporation at any election of directors.  The holders of Convertible Preferred Stock and Common Stock (voting together as a single class and not as separate classes or series, and on an as-converted basis) shall be entitled to elect any remaining directors of this corporation.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, subject to the below, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election of directors and until their successors are duly elected and qualified, unless such director resigns or is removed or otherwise ceases to serve in accordance with the Certificate of Incorporation and this corporation’s Bylaws; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Directors’ action to fill such vacancy by voting for their own designee to fill such vacancy (i) at a meeting of this corporation’s stockholders, or (ii) by written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders.  Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled only by the affirmative vote or written consent of the holders of a majority of the voting power of the outstanding shares of that class or series of stock represented at the meeting or pursuant to written consent.

5.                                      Protective Provisions.  At any time when shares of a particular series of Convertible Preferred Stock are outstanding, this corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, amend, alter or repeal any of the rights, privileges or preferences of such series of Convertible Preferred Stock in a manner that adversely affects the rights, privileges or preferences of such series of Convertible Preferred Stock (in addition to any other vote required by law or this Certificate of Incorporation) without the written consent or affirmative vote of (i) in the case of each series of Convertible Preferred Stock other than the Series B Preferred Stock, a majority of the voting power of the outstanding shares of such series of Convertible Preferred Stock so adversely affected, voting as a separate series, or (ii) in the case of the Series B Preferred Stock, at least sixty-seven percent (67%) of the outstanding shares of Series B Preferred Stock, voting as a separate series.

6.                                      Status of Redeemed or Converted Stock.  The Preferred Stock is not redeemable at the option of the holder.  In the event any shares of Preferred Stock shall be converted pursuant to Section 3 hereof or any shares of Preferred Stock otherwise redeemed or repurchased by this corporation, the shares so converted, redeemed or repurchased shall be cancelled and shall not be issuable by this corporation.  The Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

C.                                    Common Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1.                                      Dividend Rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors.

2.                                      Liquidation Rights.  Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

3.                                      Redemption.  The Common Stock is not redeemable at the option of the holder.

4.                                      Voting Rights.  The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE V

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide.  The books of this corporation may be kept (subject to any provision contained in the General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE VIII

A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.  If the General Corporation Law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE IX

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE X

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of this corporation (and any other persons to which the General Corporation Law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such directors, officers, agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of any such director, officer, agent, or other person existing at the time of, or increase the liability of any such director, officer, agent, or other person with respect to any acts or omissions of such director, officer, agent or other person occurring prior to, such amendment, repeal or modification.

ARTICLE XI

This corporation renounces, to the fullest extent permitted by law, any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of this corporation or any of its subsidiaries, but not including any Common Director, and not including any person who is an employee of this corporation or any of its subsidiaries; (ii) any holder of Convertible Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, but not including any holder of Convertible Preferred Stock or any affiliate thereof who is or was designated as a Common Director and not including any person who is an employee of this corporation or any of its subsidiaries; or (iii) any other director of this corporation in their capacity as an employee, director, officer or consultant of another company to the extent such relationship has been disclosed to the Board of Directors; unless in each case of (i), (ii) or (iii), such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, such person expressly and solely in such person’s capacity as a director or employee of this corporation.

*    *    *

IN WITNESS WHEREOF, this Fifth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 26th day of July, 2013.

KARYOPHARM THERAPEUTICS INC.

By:	/s/ Michael Kauffman
Name:	Michael Kauffman
Title:	Chief Executive Officer